SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549


                             Form 8-K


                         CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




Date of Report (Date of earliest event reported):  October 24, 1996


                     VERSUS TECHNOLOGY, INC.
    (Exact Name of Registrant as specified in its charter)


       Delaware              0-17500                   22-2283745
(State of Incorporation)  (Commission                 (IRS Employer
                            File Number)          Identification No.)


        2320 W. Aero Park Ct., Traverse City, Michigan        49686
         (Address of principal executive offices)          (Zip code)


Registrant`s telephone number, including area code:  (616) 946-5868












ITEM 4.  CHANGES IN REGISTRANT`S CERTIFYING ACCOUNTANT

(a) Effective October 24, 1996, the Audit Committee of the Board of Directors of Versus Technology, Inc. (Company) approved the dismissal of its certifying accountants, KPMG Peat Marwick LLP. On that date, it engaged BDO Seidman, LLP to act as the Company`s certifying accountants. In January 1995, the Company`s business headquarters were moved from Trenton, New Jersey to Traverse City, Michigan.
KPMG Peat Marwick LLP, who serviced the account from their Princeton, New Jersey office, does not have an office within close proximity of the Company`s new headquarters. Because of the many day-to-day accounting, tax and business decisions involved during Company`s current and projected growth stage, management and the Audit Committee believe the Company will be best served by an accounting firm located within closer proximity of its headquarters.

KPMG Peat Marwick LLP`s reports on the Company`s financial statements for the years ended October 31, 1995 and 1994 included explanatory paragraphs with respect to the Company`s recurring losses from operations that raised doubt about its ability to continue as a going concern. During the Company`s two most recent fiscal years and the subsequent interim period to October 24, 1996, there were no disagreements between the Company and KPMG Peat Marwick LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG Peat Marwick LLP would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

During the Company`s two most recent fiscal years and the subsequent interim period prior to October 24, 1996, the Company did not consult with BDO Seidman, LLP regarding any of the matters of events set forth in Item 304 (a) (2) (i) and (ii) of Regulation S-K.

The Company has requested that KPMG Peat Marwick LLP furnish it with a letter addressed to the SEC stating whether it agrees with the above statements. A copy of KPMG Peat Marwick LLP`s letter to the SEC, dated October __, 1996, is filed as Exhibit 16 to the Form 8-K.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


VERSUS TECHNOLOGY, INC.


By:    /s/ Gary T. Gaisser
         Gary T. Gaisser
         President and Chief Executive Officer


Dated:  October __, 1996